Exhibit 10.19

EXECUTION COPY

FORM OF PLANT OPERATION AGREEMENT

THIS FORM OF PLANT OPERATION AGREEMENT (this “Agreement”) is made effective as of the ____ day of ___________, 2006, by and between ________________ (“OWNER”), and UNITED BIO ENERGY MANAGEMENT, LLC, a Kansas limited liability company (“UBEM”).

RECITALS

A. OWNER intends to construct the Plant (as that term is defined in paragraph 1 of this Agreement).

B. UBEM desires to provide services to OWNER with respect to the Production Process (as that term is defined in paragraph 1 of this Agreement) and the operation and management of the Plant, and OWNER desires to receive those services from UBEM, all upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliated Plants” means (i) the ethanol production facility located in or near ________________ that is owned by _____________, (ii) the ethanol production facility located in or near _______________ that is owned by ______________, and (iii) any other ethanol plant owned directly or indirectly by ASA OpCo Holdings, LLC.

(b) “Agreement” and the words “herein”, “hereof”, “hereby” “hereunder”, and words of similar import refer to this Plant Operation Agreement as a whole and not to any particular provision unless expressly so limited.

(c) “Cargill Contracts” means (i) the Master Agreement dated as of __________, 2006 by and among OWNER, ASA OpCo Holdings, LLC, Cargill, Incorporated, and Cargill Commodity Services, Inc., relating to the Plant, and (ii) each of the Goods and Services Agreements as defined in such Master Agreement.

(d) “Capital Budget” means an annual written budget of OWNER which includes capital expenditure projections for the forthcoming year for those expenses which would normally be capitalized by a business in a similar industry.

(e) “Commencement Date” means the date which is nine (9) months after the date on which OWNER provides written notice to UBEM that OWNER desires UBEM to commence providing services pursuant to this Agreement; provided, however, that the Commencement Date shall in no event be later than the date which is nine (9) months prior to the Scheduled Substantial Completion Date.

(f) “Consulting Fee” is defined in paragraph 13.

(g) “Consulting Term” is defined in paragraph 13.

(h) “Day”, “quarter” and “year” mean calendar day, quarter and year, respectively, unless expressly provided otherwise.

(i) “Escalation Quotient” means, for any calendar year, the quotient of the CPI as of June 30 of the current calendar year divided by the CPI as of June 30, 2005. For purposes of this definition, “CPI” means the Consumer Price Index for All Urban Consumers (CPI–U), U.S. City Average, seasonally adjusted, as published by the United States Department of Labor, or, if such index is no longer published or the method of computation thereof has been modified to yield a materially different result, a substitute index acceptable to OWNER and UBEM.

(j) “Financing Documents” means any and all loan agreements, notes, indentures, security agreements, subordination agreements, mortgages, deeds of trust, participation agreements and other documents relating to the construction, working capital, interim and long-term financing of the Plant and any refinancing thereof provided by the Financing Parties, including any and all modifications, extensions, renewals and replacements of any such financing or refinancing.

(k) “Financing Parties” means any and all lenders, and any trustee or agent acting on their behalf, providing senior or subordinated construction, interim or long-term debt financing or refinancing to Owner or its parent, ASA OpCo Holdings, LLC, the proceeds of which are applied in whole or in part to the financing of the Plant.

(l) “General Manager” means that individual who is employed or otherwise retained by OWNER to act as the general manager of the Plant.

(m) “ICM” means ICM, Inc., a Kansas corporation.

(n) “ICM License” means the License Agreement dated as of ___________, 2006 by and between OWNER and ICM, a true and correct copy of which is attached hereto as Exhibit C.

(o) “Management Fee” is defined in paragraph 6(a).

(p) “Operating Budget” means an annual written budget of OWNER which includes pro forma income and expense projections for the forthcoming year.

(q) “Person” means any individual, corporation, partnership, limited liability company, trust or other legal entity.

(r) “Plant” means the ethanol production facility of OWNER to be located in or near _____________, consisting of the physical plant and equipment (including all facilities and associated equipment appurtenant thereto, or used in connection therewith) used for, or related to, the Products or the Production Process.

(s) “Plant Manager” means that individual who is employed by UBEM, pursuant to paragraph 9 in any capacity, including, but not limited to as an employee or independent contractor, to perform the duties set forth in paragraph 3.

(t) “Production Bonus” is defined in paragraph 6(b).

(u) “Production Process” means the processes and procedures utilized at the Plant for the production of the Products, commencing with the weighing and unloading of grain and other raw materials at the Plant and ending with the weighing (or other measurement) and loading of the Products at the Plant. With respect to carbon dioxide, Production Process shall only extend to the selection, cleaning and blowing over of the carbon dioxide gas, but no further processing or handling for any end use.

(v) “Products” means the ethanol, distiller’s grains and carbon dioxide gas produced at the Plant.

(w) “Proprietary Information” is defined in paragraph 10.

(x) “Reference Rate” means the prime rate for commercial loans as published from time to time in the Wall Street Journal. If such publication should cease to exist or publish such information, the parties will agree on a successor banking entity for this purpose.

(y) “Scheduled Substantial Completion Date” has the meaning specified in the Lump Sum Design-Build Agreement between OWNER and Fagen, Inc. relating to the Plant; provided, however, that OWNER shall notify UBEM in writing of any changes to the Scheduled Substantial Completion Date.

(z) “Substantial Completion Date” has the meaning specified in the Lump Sum Design-Build Agreement between OWNER and Fagen, Inc. relating to the Plant.

(aa) “Successor Operator” is defined in paragraph 14(c).

2. Engagement of UBEM; Standards for Performance. OWNER hereby engages and designates UBEM, and UBEM hereby accepts such engagement and designation, on the terms and conditions set forth in this Agreement, as OWNER’s agent, to direct, supervise, operate, maintain and manage the day-to-day operation of the Production Process and of the Plant as it relates to the Production Process. Subject to OWNER’s compliance with this Agreement, UBEM shall in all events perform all of its services, duties and obligations under this Agreement in good faith and in accordance with (a) the terms of this Agreement, (b) applicable laws and all governmental licenses and permits applicable to the Plant or the Production Process which have been obtained at the time of performance of the service, duty or obligation, (c) the Capital Budget and Operating Budget then in effect, (d) the terms of UBEM’s and OWNER’s insurance policies, and (e) practices, methods, standards and procedures that are generally accepted and followed by prudent and experienced owners and prudent and experienced operators of dry mill ethanol production facilities of technology, complexity and size similar to the Plant. UBEM will also (i) operate the Plant and the Production Process in a manner reasonably expected to maximize the production of Products produced at the Plant, and to minimize (consistent with maximizing production) the costs and expenditures necessary to operate and maintain the Plant; and (ii) provide adequate staffing and availability of its employees to perform all of its obligations and duties as specified in this Agreement.

3. Authority, Duties and Limitations of UBEM.

(a) Duties. UBEM’s duties and services under this Agreement include, and UBEM is hereby authorized by OWNER to take any and all actions, in each case on behalf of and, unless otherwise expressly provided in this Agreement, at the expense of, OWNER, which are necessary or appropriate to, each and all of the following:

(1) direct, supervise, operate, maintain and manage the day-to-day operation of the Production Process, through the Plant Manager;

(2) in consultation with the General Manager, (a) hire, supervise and discharge all OWNER employees necessary for, and related to, the Production Process according to a staffing plan proposed by UBEM and agreed upon by OWNER and UBEM prior to the Commencement Date (or as modified from time to time by mutual agreement), and (b) set wage rates for such employees and contract for and cause to be conducted all training reasonably necessary or desirable for such employees;

(3) other than raw materials furnished pursuant to the Cargill Contracts, contract for and cause all equipment, supplies, tools and other materials and facilities used in the Production Process to be maintained in good order and condition; contract for and cause all routine repairs, replacements and alterations thereto; and contract for such equipment, supplies, services, hardware and software technology and other items that UBEM deems necessary or desirable for the Production Process; provided, however, that UBEM, without the prior written approval of the General Manager, shall not contract for or make any particular expenditure (or series of related expenditures that in the aggregate are) in excess of Fifteen Thousand Dollars and No/100 ($15,000.00), other than items included in the Capital Budget or Operating Budget, except only in circumstances which UBEM believes constitute an emergency requiring immediate action for the preservation or safety of the Plant or its employees or to avoid suspension of any necessary service, in which event UBEM shall provide notice to the General Manager as soon as practicable after such emergency and expenditure, with full particulars thereof;

(4) reasonably assist OWNER in obtaining and maintaining all applicable permits related to the Production Process;

(5) contract for and use best efforts to cause all acts and things to be done affecting or related to the Production Process which are reasonably necessary or appropriate to comply with all applicable permits, laws, regulations, rules, and orders;

(6) reasonably assist OWNER in complying with and administering the obligations and rights of OWNER pursuant to the Cargill Contracts, copies of which Owner will provide to UBEM, and as requested from time to time by the Owner or the General Manager;

(7) contract for and cause all acts and things to be done affecting or related to the Production Process which are necessary or appropriate to comply with all other contractual obligations of OWNER of which OWNER has provided notice to UBEM pursuant to paragraph 4 or of which the Plant Manager is otherwise aware or which were entered into or otherwise established by UBEM pursuant to this Agreement, including but not limited to the requirements contained in a group insurance program through ICM for the Plant in which OWNER may choose in its sole discretion to participate (or any similar or replacement program therefor or supplemental program thereto) and the program description of which shall be made available to OWNER upon its written request to UBEM;

(8) provide or cause to be provided consultation to and with OWNER concerning the Production Process and matters relating to the production of the Products;

(9) provide or cause to be provided consultation to and with OWNER concerning the ongoing operations and maintenance of the Plant as it pertains to the Production Process, and ongoing consultation and engineering support concerning the design of the Plant and equipment used in the Plant for the Production Process;

(10) use its best efforts to provide or cause to be provided on-site support at the Plant (in addition to the Plant Manager), within twenty-four (24) hours after UBEM or the Plant Manager acquires actual knowledge, or after notice from OWNER, of a problem requiring the services discussed in paragraphs 3(a)(8) or 3(a)(9) if, in UBEM’s good faith opinion, such problem cannot be fully resolved within such twenty-four (24) hour period through support provided by telephone, electronically, or by other means;

(11) monitor or cause to be monitored the Production Process via computer or other electronic means;

(12) if requested in writing by OWNER in its sole discretion, provide or cause to be provided the basic level of bench marking services as more fully described in Exhibit A attached hereto, as if fully incorporated herein, and provide or cause to be provided the group buying services (i.e., strategic sourcing of consumables) for all chemical, enzymes, yeasts, water services, and similar items necessary for ethanol production in the Plant, which group buying services, if requested by OWNER, shall be documented by separate written agreement or written confirmation by the parties;

(13) consult with and assist the General Manager regarding both operational planning, including preparation of the Capital Budget and Operating Budget in accordance with paragraph 4(b), and strategic business planning to enhance the overall profitability of the Plant;

(14) use its best efforts to minimize operational costs of the Production Process and to maximize the efficiency of the Production Process;

(15) provide such reports and information regarding the Production Process or UBEM’s services and activities under this Agreement as may from time to time be reasonably requested by the General Manager or as necessary to comply with the Cargill Contracts or the Financing Documents;

(16) cooperate and consult with OWNER and all of OWNER’s contractors, subcontractors, suppliers and other agents in connection with the construction of the Plant;

(17) attend such meetings of the lenders, managers or members of OWNER as may be reasonably requested by the General Manager from time to time;

(18) provide training and leadership to OWNER’s employees and facilitate communication with department managers;

(19) generally comply with reasonably directives or policies established by the General Manager or the OWNER; and

(20) ensure that the Proprietary Property (as defined in the ICM License) is used by UBEM solely for the Purpose (as defined in the ICM License) and is not disclosed or used by UBEM in any manner prohibited by the ICM License.

Nothing in this paragraph 3(a) shall be construed or interpreted as (i) requiring UBEM to obtain the consent or approval of OWNER or the General Manager in UBEM’s exercise of the authority granted in this paragraph 3(a), except as otherwise provided in paragraph 3(a)(3) or paragraph 3(b); provided, however, that UBEM shall in all events reasonably consult with the General Manager regarding, and keep the General Manager informed of, all of UBEM’s activities under this Agreement, or (ii) authorizing UBEM, without the prior written consent of OWNER, to delegate any of its duties to a third party, including ICM, and charge OWNER for the cost thereof.

Any contract or other commitment entered into by UBEM on OWNER’s behalf under this Agreement shall be subject to the prior written approval of OWNER except as outlined in paragraph 3(a)(3) of this Agreement, and entered into by UBEM as agent for OWNER or by UBEM in its own name but containing a provision permitting assignment of the contract or commitment to OWNER.

(b) Limitations. UBEM shall have no authority to take any actions, or to perform any duties or services, except as expressly set forth in this Agreement or as otherwise expressly authorized in writing by OWNER. Without limiting the generality of the foregoing, UBEM shall not:

(1) receive, disburse, transfer, deposit, withdraw, or otherwise exercise authority over any of the cash, cash equivalents, cash accounts, or similar financial assets of OWNER, except for a petty cash account in the amount as is established by OWNER from time to time for the Plant;

(2) create or permit any security interests, liens, encumbrances, charges, claims or demands against any of the assets of OWNER, except those arising as a matter of law resulting from authorized actions of UBEM;

(3) knowingly violate, or knowingly cause or direct OWNER to violate, any of the terms, conditions, or provisions of any of the Cargill Contracts or any of the Financing Documents or any other agreements of OWNER of which OWNER has provided notice to UBEM pursuant to paragraph 4 or of which the Plant Manager is otherwise aware or which were entered into or otherwise established by UBEM pursuant to this Agreement;

(4) authorize, execute or engage in any hedging, futures, options, or other financial derivative transactions with respect to any Plant assets, Products or otherwise;

(5) except only as otherwise expressly provided herein, purchase any assets for the account of OWNER, or sell any assets of OWNER;

(6) possess or purchase for its own account any assets of OWNER;

(7) after consultation with and approval of OWNER or the General Manager, hire, fire, manage, dismiss, reprimand, demote, or otherwise manage or deal with any OWNER employees in knowing violation of any federal, state, or local law, ordinance or rule, or any employment policy or contract with OWNER;

(8) authorize or grant any pay raises or changes in compensation or benefits for any employees which are not reflected in the Operating Budget;

(9) knowingly violate, or knowingly cause or direct OWNER to violate, any federal, state, or local law, ordinance, ruling, regulation, or permit applicable to the Plant, the Production Process, employees or any other matter; or

(10) take any action outside of the normal and ordinary course in the direction, supervision, operation, maintenance and management of the day-to-day operation of the Production Process and of the Plant as it relates to the Production Process.

(c) No Services Until Commencement Date. Notwithstanding the foregoing or any other term of this Agreement which is or may appear to be to the contrary, UBEM shall not have any duty to, and shall not be required to, provide any services pursuant to this Agreement until the Commencement Date.

4. Obligations of OWNER.

(a) Duties. OWNER shall not knowingly violate, or knowingly direct UBEM to violate, any federal, state or local law, ordinance, ruling, regulation, or permit applicable to the Plant, the Production Process, or employees. OWNER shall, at its sole expense, (i) procure all grains and raw materials necessary for the Production Process on terms determined by OWNER, (ii) market, sell, or otherwise dispose of all Products on terms determined by OWNER, (iii) provide or cause to be provided all personnel (other than UBEM employees or agents which are necessary or appropriate to the performance of UBEM’s duties and services under this Agreement, all of whom shall be provided by UBEM at UBEM’s cost), services, repairs, equipment and other properties which UBEM, in its reasonable opinion, deems necessary or advisable (x) for the Production Process and the reasonable minimization of operational costs or the reasonable maximization of production rates and efficiency, (y) for the performance of UBEM’s duties hereunder, or (z) necessary to comply with any federal, state or local law, ordinance, ruling, regulation or permit applicable to the Plant, (iv) handle all administrative, legal and financial matters relating to the ownership and operation of the Plant, (v) prepare and submit to UBEM the Capital and Operating Budgets for the Plant for the forthcoming year in accordance with paragraph 4(b), and (vi) reasonably assist UBEM in the performance of its duties under this Agreement including, without limitation, by providing the following:

(1) an accurate and complete copy of any and all contracts, permits, and other obligatory instruments of OWNER which are related to UBEM’s duties under this Agreement, and UBEM and Plant Manager shall be deemed to have “knowledge” or “actual knowledge” for purposes of this Agreement of all such contracts, permits and other instruments upon receipt of the same;

(2) a written semi-annual review and evaluation of UBEM’s overall performance hereunder, in a form and content reasonably agreed upon by the

Parties, within thirty (30) days after the end of the second and fourth fiscal quarters of each fiscal year, including review of the Plant Manager’s performance of Plant Manager’s duties under paragraph 9;

(3) reasonable office space, furniture, telephone, computer, printer and other reasonable office equipment for the Plant Manager; and

(4) prepare and submit to UBEM monthly operating financial statements no later than thirty (30) days after month’s end during the term of this Agreement.

Nothing in this paragraph 4(a) or otherwise in this Agreement is intended or shall be interpreted as prohibiting or restricting OWNER from discontinuing, in whole or in part, and whether permanently or temporarily, the operation of the Plant, with such business decision to be within OWNER’s sole discretion.

(b) Capital and Operating Budget. OWNER shall prepare and submit to UBEM the proposed Capital and Operating Budgets for the Plant for the forthcoming year within a reasonable period of time before the beginning of such year, but in no event less than sixty (60) days prior to the beginning of such year. Within fifteen (15) days of UBEM’s receipt of such proposed Capital and Operating Budgets, UBEM shall provide written comments thereto and request any additions, changes or modifications to such Capital and Operating Budget that are consistent with prudent industry practices. Not more than fifteen (15) days following receipt of UBEM’s written comments, OWNER and UBEM shall meet (or otherwise communicate) and use good faith, reasonable efforts to reach agreement on the requested changes. If OWNER and UBEM fail to reach agreement on the final Capital Budget or Operating Budget prior to the beginning of such year, the existing Capital Budget or Operating Budget, as applicable, shall be utilized, provided, that (i) each budget category shall be increased (or decreased) by the Escalation Quotient, and (ii) UBEM shall only carry out capital expenditures to the Plant (A) to the extent contracted for with third parties, and budgeted for in a prior calendar year and either reserved for or with capital committed by OWNER or the Financing Parties, (B) if such improvements constitute improvements necessary or appropriate in light of an emergency as provided in paragraph 3(a)(3), or (C) if such improvements are mutually agreed upon by OWNER and UBEM at such time.

5. Independent Contractor. UBEM shall perform its duties under this Agreement as an independent contractor. Nothing contained herein shall be construed as creating a partnership or joint venture, nor construed as making UBEM or the Plant Manager an employee of OWNER. UBEM shall have no right or power to act for OWNER other than as contemplated in this Agreement.

6. UBEM Compensation. Except for the provisions for payment of compensation as set forth in paragraphs 13 and 14, as UBEM’s entire compensation under this Agreement, UBEM shall receive the following:

(a) Management Fee. OWNER shall pay UBEM an annual management fee (the “Management Fee”) in the amount of Three Hundred Twenty Five Thousand Dollars and No/100 Dollars ($325,000.00), one-twelfth of which shall be due and payable, in advance, commencing on the Commencement Date and thereafter on the first day of each month during the term of this Agreement. Any Management Fee which is payable with respect to less than a full calendar month shall be prorated over such period of time on a day-to-day basis, and in the event of the termination of this Agreement (other than by OWNER pursuant to paragraph 12(a)) effective on a day other than the last day of a calendar month, UBEM shall refund to OWNER the difference between the amount of the Management Fee and the prorated amount of such Management Fee within ten (10) days of the written demand therefor by OWNER.

(b) Production Bonus. UBEM shall be entitled to the payment of a bonus (the “Production Bonus”) as more fully described in Exhibit B attached hereto, as if fully incorporated herein.

(c) Initial Recruitment Staffing Fee. OWNER shall pay UBEM an initial staffing recruitment fee for Plant in the amount of Twenty Five Thousand Dollars and No/100 ($25,000.00), which shall be due and payable on the Commencement Date. The Initial Staffing Recruitment Fee will be paid by OWNER to UBEM in consideration of UBEM managing the initial recruitment staffing matters of OWNER’s personnel employed at the Plant Location.

(d) Head Hunter and Moving Costs for Plant Manager. OWNER agrees to reimburse UBEM for one-half (1/2) of any fees paid to any third party, if any, in connection with UBEM locating and retaining the initial Plant Manager and of the moving costs of the initial Plant Manager that are paid by UBEM; provided, however, that OWNER shall not be obligated to reimburse UBEM for more than Twenty Five Thousand and No/100 Dollars ($25,000.00) pursuant to this paragraph 6(c). Any payment required of OWNER pursuant to this paragraph 6(c) shall be paid by OWNER within ten (10) days of OWNER’s receipt of an invoice and reasonable substantiating documentation for the amount reflected in the invoice from UBEM.

7. Reimbursement for Expenses. All reasonable out-of-pocket costs and expenses incurred by UBEM in connection with the performance of its duties hereunder shall be paid by OWNER except as otherwise provided in paragraph 8. OWNER shall reimburse UBEM for such costs and expenses within ten (10) days after written request therefor. Each such written request of UBEM shall be accompanied by such supporting or substantiating documentation as may be reasonably requested by OWNER from time to time.

8. Non-Reimbursable Expenses. UBEM shall be responsible for payment of, and shall not be entitled to any reimbursement from OWNER for, the following costs and expenses:

(a) all compensation of any nature paid or provided by UBEM to the Plant Manager or any other UBEM employee, including related payroll taxes and benefits, and all other administrative and overhead costs and expenses incurred by UBEM;

(b) all fees (if any) normally charged by UBEM for providing the services set forth in paragraphs 3(a)(1) through 3(a)(16) and 3(a)(18) and (19); provided, however, UBEM shall not be responsible for (i) any fees or expenses charged by UBEM in connection with any material improvement, material new equipment or material expansion of the Plant; or (ii) fees or expenses charged by any third party providing services to OWNER at the direction of UBEM, which services are in addition to (and not in lieu of) the services required to be performed by UBEM as described in paragraph 3(a);

(c) without limiting the generality of paragraph 3(a), all fees (if any) normally charged by ICM in connection with the services set forth in paragraphs 3(a)(8) and 3(a)(11); provided, however, UBEM shall not be responsible for any fees or expenses charged by ICM (i) in connection with any material improvement, material new equipment or material expansion of the Plant or (ii) any other fees or expenses charged by ICM, in its discretion, in connection with such services which ICM charges to UBEM, provided that OWNER has been provided prior written notice by UBEM of the amount of such fees and expenses and has expressly approved the incurrence of such fees and expenses in writing; and

(d) without limiting the generality of paragraph 3(a), all travel expenses of UBEM and ICM associated with the services set forth in paragraph 3 (a)(9).

9. Plant Manager. UBEM shall, commencing no later than the Commencement Date, retain at its own cost and expense a Plant Manager for the Plant. The Plant Manager shall devote his or her full time services to, and shall be based at, the Plant, with the duties set out in paragraph 3 which are, as a result of the nature of such duties, required to be performed by the Plant Manager.

In the event that OWNER provides notice to UBEM of (i) the failure of the Plant Manager to perform the duties of said Plant Manager or (ii) differences between the Plant Manager and the General Manager which adversely affect their working relationship, then, UBEM, after consultation with OWNER, shall take such action as it reasonably deems necessary to address the matter, including, without limitation, termination, removal, reprimand or replacement of such Plant Manager; provided, however, that OWNER retains the right to require that UBEM replace the Plant Manager and UBEM agrees to do so upon written request of OWNER. UBEM shall not otherwise replace the Plant Manager without first consulting with the General Manager; provided, however, such consultation shall not be construed to require OWNER’s consent to such replacement.

10. Proprietary Information. During the term of this Agreement, the parties may furnish to each other information of a confidential and proprietary nature in connection with the operation of the Plant (all hereinafter designated as “Proprietary Information”). The party furnishing such Proprietary Information to the other party shall have the exclusive right and interest in and to such Proprietary Information and the goodwill associated therewith. A party will not directly or indirectly contest the ownership of Proprietary Information furnished by the other party. Any modifications or additions to the Proprietary Information of a party made by the other party will only be property of such other party if the modification or addition stands alone separately without any portion of such Proprietary Information. Nothing in this paragraph shall be construed as requiring any party to furnish any Proprietary Information to the other party, except that, on termination of this Agreement, UBEM shall, in accordance with paragraph 14(c) provide to OWNER copies of all operating procedures and data regarding operation of the Plant as OWNER may request. Proprietary Information developed by UBEM or any of its employees or agents during the term of this Agreement or the operations of the Plant shall not be considered “work for hire” and UBEM shall have the exclusive right and interest in and to such Proprietary Information and the goodwill associated therewith. The use of the Proprietary Information of a party in the operations of the Plant does not give the other party any ownership interest or other interest in or to such information; provided, however, UBEM, upon termination of this Agreement, shall grant to OWNER at no additional cost a fully-paid, nonexclusive perpetual limited license to use, solely for the continued operations of the Plant in the Production Process, such Proprietary Information of UBEM that is then utilized in the operation of the Plant and necessary or desirable for the continued operations of the Plant in the Production Process; provided, however, such limited license may be utilized by OWNER’s parent company in connection with the operations of the Affiliated Plants and may be assigned by OWNER to any successor owner or operator of the Plant. UBEM is under no obligation to update said Proprietary Information upon termination of this Agreement. For purposes of this paragraph, Proprietary Information shall not include:

(a) Information of a party that at the time furnished to the other party is in the public domain or becomes part of the public domain by publication or otherwise through no fault of the other party or its employees or agents; or

(b) Information of a party that at the time furnished to the other party was in the possession of the other party as shown by written records and was independently developed by the other party or obtained from a source on a non-confidential basis by a third party entitled to disclose it.

Each party shall keep the Proprietary Information of the other party confidential and shall use all reasonable efforts to maintain the Proprietary Information as secret and confidential. A party shall not at any time without the prior written consent of the other party, copy, duplicate, record or otherwise reproduce the Proprietary Information of such other party, in whole or in part for any unauthorized Persons, or otherwise make the same available to any unauthorized Person. For this purpose, it is understood and agreed that OWNER may provide Proprietary Information to the owners or operators of any of the Affiliated Plants, to any parent company of the OWNER and to any lender or equity owner of the OWNER or its parent company. Each party agrees that the other party would be irreparably damaged by reason of any violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. Therefore, a party shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against the other party or its agents or employees, for any breach or threatened breach of the provisions contained herein without the necessity of proving actual monetary loss. It is expressly understood that the remedy described herein shall not be the exclusive remedy of a party for any breach of such covenants and such party shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such covenants.

11. Term. Except as otherwise provided in paragraph 12, the initial term of this Agreement shall commence on the Commencement Date and continue thereafter for a period of twenty four (24) months after the Substantial Completion Date, unless terminated earlier pursuant to paragraph 12, and this Agreement shall be automatically renewed for successive two (2) year term thereafter unless either party gives written notice to the other party of its election not to renew, for any reason or for no reason, not later than one hundred eighty (180) days prior to the expiration of the initial term or the then current renewal term, as the case may be.

12. Early Termination. This Agreement shall be subject to earlier termination during the initial term, any renewal term, or the Consulting Term, as follows:

(a) by OWNER upon giving notice of termination to UBEM at least ninety (90) days prior to the date of such early termination, and payment by OWNER to UBEM of (i) any Management Fee, Production Bonus, or Consulting Fee payable through the date of such early termination, (ii) all reimbursable expenses incurred by UBEM pursuant to paragraph 6 or 7, and (iii) 100% of the remaining Management Fee as the case may be, that would have been payable by OWNER to UBEM through the close of initial term, the then current two (2) year renewal term, absent such early termination; payment for the amounts due under clauses (i) and (ii) above shall be payable in accordance with the terms of this Agreement and payment for the amount due under clause (iii) above shall be payable at the time OWNER gives notice of such termination;

(b) by OWNER upon a material default by UBEM of its obligations hereunder which remains uncured for more than thirty (30) days after notice thereof, unless the same is susceptible to being cured but not within a period of thirty (30) days and due and diligent efforts to effect such cure have been commenced during such thirty (30) day period and are continuing, but in no event longer than sixty (60) days;

(c) by UBEM upon (i) a material default by OWNER of its obligations hereunder (other than its payment obligations) which remains uncured for more than thirty (30) days after notice thereof, unless the same is susceptible to being cured but not within a period of thirty (30) days and due and diligent efforts to effect such cure have been commenced during such thirty day period and are continuing, but in no event longer than sixty (60) days, (ii) the OWNER’s failure to on two (2) separate occasions within any 12-month period to pay within thirty (30) days following the date such payment is due, any amount that is due to UBEM under this Agreement that is not subject to a good faith dispute, or (iii) OWNER’s continuing direction for UBEM to perform or cause to be performed any act that would violate or breach any federal, state, or local law, ordinance, ruling, regulation, or permit applicable to the Plant;

(d) by either party upon not less than five (5) days notice to the other in the event a petition is filed against the other party to declare it bankrupt or to require an arrangement or its reorganization under the Federal Bankruptcy Act or any similar insolvency statute and, if involuntary, such petition is not dismissed within sixty (60) days; and

(e) by either party upon sixty (60) days written notice to the other party if a force majeure event has a material adverse effect on the Production Process or the ability to operate the Plant in substantially the manner contemplated hereby, and such force majeure event continues unabated for a period of 180 days, subject to paragraph 29.

13. Consulting Services. After the termination of this Agreement, OWNER may elect to engage UBEM to provide certain consulting services to OWNER for a two (2) year period commencing on the day of the termination of this Agreement (the “Consulting Term”).

During the Consulting Term, UBEM will provide OWNER with the services described in paragraphs 3(a)(7) through 3(a)(12), and all of the terms of this Agreement shall remain in full force and effect as they relate to such services, except paragraph 6. Provided, however, that nothing in this paragraph shall be construed to require UBEM to provide a Plant Manager to OWNER during the Consulting Term and all of the provisions herein relating to the Plant Manager shall be without force and effect during the Consulting Term.

As consideration for such consulting services should owner decide to obtain such services in writing, OWNER shall pay UBEM a consulting fee, payable in advance, in monthly installments of Ten Thousand Dollars and No/100 ($10,000.00) (the “Consulting Fee”). The first monthly installment shall be due and payable on the date of termination of this Agreement and thereafter on the first day of each month during the Consulting Term. Any Consulting Fee which is payable with respect to less than a full calendar month shall be prorated over such period of time on a day-to-day basis, and in the event of termination of this Agreement (other than by OWNER pursuant to paragraph 12(a)) effective on a day other than the last day of a calendar month, UBEM shall refund to OWNER the difference between the amount of the Consulting Fee and the prorated amount of such Consulting Fee within ten (10) days of the written demand therefore by OWNER.

14. Retention of Plant Manager after Termination; Transition Cooperation.

(a) Initial Term. If this Agreement is terminated prior to the expiration of the initial term described in paragraph 11 and OWNER desires to retain the services of any Person who was a Plant Manager of the Plant during the term of this Agreement, in any capacity, including, but not limited to, as an employee or independent contractor, OWNER shall pay One Hundred Fifty Thousand Dollars and No/100 ($150,000.00) in cash or other immediately available funds to UBEM prior to retaining such Person in order to compensate UBEM for the expenses incurred by UBEM during the term of this

Agreement to retain and/or train such Person for the Plant; provided, however that OWNER shall not be obligated to pay such amount to UBEM if such retention occurs more than twelve (12) months after the termination of this Agreement.

(b) Post Initial Term. If this Agreement is terminated after the expiration of the initial term described in paragraph 11 and OWNER desires to retain the services of any Person who was a Plant Manager of the Plant during the term of this Agreement, in any capacity, including, but not limited to, as an employee or independent contractor, OWNER shall pay One Hundred Thousand Dollars and No/100 ($100,000.00) in cash or other immediately available funds to UBEM prior to retaining such Person in order to compensate UBEM for the expenses incurred by UBEM during the term of this Agreement to retain and/or train such Person for the Plant; provided, however that OWNER shall not be obligated to pay such amount to UBEM if such retention occurs more than twelve (12) months after the termination of this Agreement.

(c) Transition Cooperation.

(1) In addition to OWNER’s option to engage UBEM for the Consulting Term pursuant to paragraph 13 or to retain the services of any Person who was Plant Manager pursuant to paragraph 14(a) or paragraph 14(b), at OWNER’s written request exercised in its sole discretion, UBEM shall cooperate with OWNER in the appointment and training of a Person to take over the operation and maintenance of the Plant (the “Successor Operator”) and the turnover of the operation and maintenance of the Plant to such Successor Operator for a period not to exceed six (6) months following the expiration, cancellation or termination of this Agreement. During such period, UBEM shall provide OWNER and Successor Operator and their respective representatives full access to, and copying of, all information, data and records relating to the Plant and the Production Process, and UBEM shall comply with all reasonable requests by OWNER or Successor Operator in connection with taking over the operation and maintenance duties including the execution and delivery of documents and taking of other actions, in each case as shall be necessary to facilitate the orderly transition of duties from UBEM to Successor Operator. During such period of transition, UBEM will be paid the Consulting Fee outlined in paragraph 13.

(2) Promptly after the expiration, cancellation or termination of this Agreement, UBEM shall deliver to (and shall, with effect from the expiration, cancellation or termination, hold in trust for) OWNER or Successor Operator (if so directed by OWNER), all work, property, recorded information and permits applicable to the Plant which are owned or leased by OWNER and which are in UBEM’s possession or under UBEM’s control. Without limiting the generality of the foregoing, UBEM shall (i) provide copies of all operating procedures and data regarding operation of the Plant as OWNER may request, (ii) subject to paragraph 10, grant to OWNER at no additional cost a fully-paid, nonexclusive perpetual limited license to use, solely for the continued operations of the Plant in the

Production Process, such Proprietary Information of UBEM that is then utilized in the operation of the Plant and necessary or desirable for the continued operations of the Plant in the Production Process, and (iii) transfer to OWNER or Successor Operator, from the expiration, cancellation or termination date, its rights and obligations under all contracts entered into in connection with the performance of its obligations under this Agreement or relating to the operation and maintenance of the Plant, and all permits applicable to the Plant and held by Operator.

(3) Until the actual transfer of operations to a Successor Operator, or the safe shutdown of the Plant in accordance with applicable law and prudent industry practices, UBEM shall continue to operate the Plant in accordance with applicable law and prudent industry practices, and otherwise in accordance with the terms of this Agreement, and continue to pay and to perform its contractual and other obligations to and in respect of UBEM’s personnel and subcontractors.

15. Representations of UBEM. UBEM represents and warrants to OWNER as follows:

(a) UBEM is a limited liability company duly organized, validly existing and in good standing under the laws of the State under which UBEM was organized, and has and shall maintain all requisite power and authority to own its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by UBEM, and constitutes the legal, valid and binding obligation of UBEM, enforceable in accordance with its terms. UBEM has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of UBEM have been taken to authorize the execution, delivery and performance of this Agreement.

(c) The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of UBEM or of any agreement, document or instrument to which UBEM is a party or by which UBEM or any of its assets or properties are bound.

(d) There is no civil, criminal or other litigation, action, suit, investigation, claim or demand pending, or, to the knowledge of UBEM, threatened against UBEM, which may have a material adverse effect upon the transactions contemplated by this Agreement or UBEM’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.

(e) UBEM has and shall maintain substantial expertise in, and knowledge of, (1) the management and operation of ethanol production facilities such as the Plant, and (2) production processes such as the Production Process.

16. Representations of OWNER. OWNER represents and warrants to UBEM as follows:

(a) OWNER is a limited liability company duly organized, validly existing and in good standing under the laws of the State under which OWNER was organized, and has and shall maintain all requisite power and authority to own its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by OWNER, and constitutes the legal, valid and binding obligation of OWNER, enforceable in accordance with its terms. OWNER has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of OWNER have been taken to authorize the execution, delivery and performance of this Agreement.

(c) The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of OWNER or of any agreement, document or instrument to which OWNER is a party or by which OWNER or any of its assets or properties are bound.

(d) There is no civil, criminal or other litigation, action, suit, investigation, claim or demand pending, or, to the knowledge of OWNER, threatened against OWNER, which may have a material adverse effect upon the transactions contemplated by this Agreement or OWNER’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement;

(e) OWNER shall, at all times, have a General Manager who shall have and maintain substantial expertise in, and knowledge of, (i) the management and operation of ethanol production facilities such as the Plant and (ii) production processes such as the Production Process.

17. Dispute Resolution. The parties shall attempt to settle amicably any dispute or difference of any kind whatsoever arising out of or in connection with the validity or invalidity, construction, execution, meaning, operation or effect or breach of this Agreement. If the parties do not promptly do so, either party may, by written notice to the other party, call for private mediation of the issue before a mediator to be agreed upon by the parties. The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation. In the event of a dispute between the parties that is not resolved by such mediation, either party may, by written notice to the other party, call for private binding non-appealable arbitration of the issue before a single arbitrator agreed upon by the parties. In the event a single arbitrator cannot be agreed upon within ten (10) days after the date on which the other party received the written request for arbitration, each party shall appoint a third party arbitrator from a list provided by the American Arbitration Association (AAA) (not a principal of a party) and the two arbitrators thus selected by the parties shall select a third arbitrator. The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall be controlling. While each party is free to select an arbitrator of its own choosing from the list provided by the AAA, either party by written notice to the other may require that all arbitrators chosen have sufficient expertise in the subject matter of the arbitration that they would qualify as “expert witnesses” in a judicial proceeding.

The arbitrators so chosen shall conduct the arbitration in accordance with the Rules of the AAA. Such arbitration shall take place at a mutually agreed upon location. The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Agreement. The decision of the arbitrators shall be rendered in writing and shall be final and binding upon the parties and shall be non-appealable unless the decision is fraudulent or made in bad faith. Judgment upon the award rendered may be entered by either party and enforced in any court having competent jurisdiction. The parties shall share the procedural costs of the mediation and arbitration equally. Each party shall pay its own attorney’s fees and costs incurred by it relating to the mediation and arbitration. Notwithstanding the foregoing two sentences, however, the parties hereby authorize the arbitrators to award costs and fees to the prevailing party as the arbitrators deem appropriate.

Pending resolution of such dispute or difference and without prejudice to their rights, the parties shall continue to respect all their obligations and to perform all their duties under this Agreement; provided, however, the parties shall not be obligated to perform their obligations after this Agreement has been terminated by any party pursuant to paragraphs 11 or 12, or if such termination is the dispute being arbitrated.

After signing this Agreement, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision (other than to enforce the arbitration decision). Notwithstanding the foregoing, a breach of any covenant contained in paragraph 10 shall not be subject to the terms and provisions of this paragraph 17.

18. Assignment. This Agreement and the duties and obligations hereunder may not be assigned by either party without the prior written consent of the other party and, if applicable, OWNER’s lenders, except that OWNER may, without the written consent of UBEM, collaterally assign this Agreement to OWNER’s lenders.

19. Payment Disputes; Late Payments. If there is a dispute about any amount invoiced by UBEM, the amount not in dispute shall be promptly paid as and when due, and any disputed amount which is ultimately determined to have been payable prior to the actual due date of payment shall be paid with interest at the lower of (a) the Reference Rate, plus two percent (2%), or (b) the highest rate permitted under applicable law. Any amount that is not in dispute but not paid when due shall accrue interest at the lower of (a) the Reference Rate plus two percent (2%), or (b) the highest rate permitted under applicable law.

20. Headings. The paragraph headings contained herein are for convenience only and are not intended to define or limit the scope or intent of any provisions of this Agreement.

21. Governing Law. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto shall be governed by the laws of the state of the Plant location involved in the issues in question.

22. Notices. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States registered or certified mail, return receipt requested, to UBEM or OWNER, as the case may be, to the Person and at the address set forth below, or to such other Person or other address as UBEM or OWNER shall provide notice of from time to time during the term of this Agreement:

OWNER:	_______________
Attention: President
4311 Oak Lawn Ave., Suite 650
Dallas, TX 75219

UBEM:	United Bio Energy Management, LLC
Attention: Senior Vice President
2868 North Ridge Road
Wichita, Kansas 67205-1039

23. Successors. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.

24. Severability. Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. If, however, any court of competent jurisdiction or any arbitration proceeding should render a final judgment that the authority granted to UBEM from OWNER exceeds the bounds of permissible delegation under applicable law, the parties agree that this Agreement shall be deemed amended, modified and reformed to the extent necessary to reduce the scope of authority so delegated to that deemed legal by written legal opinion of special counsel to OWNER. The parties agree that in no event shall any determination that the discretion and authority granted to UBEM hereunder exceeds permissible bounds result in this Agreement being declared or adjudged invalid, void, or unenforceable in its entirety; rather, the parties request that any court or arbitration proceeding examining such issue employ great latitude in reforming the Agreement so as to make the Agreement as reformed valid and enforceable.

25. Waiver of Consequential Damages. Notwithstanding any other provision of this Agreement, the parties agree to waive any and all claims against each other for consequential losses or damages whether arising in contract, warranty, tort (including negligence), strict liability or otherwise (other than any consequential losses or damages resulting from a breach of the covenants set forth in paragraph 10, or from a breach of a covenant made in bad faith), including but not limited to, losses of use, profits, business, reputation or financing.

26. Indemnification by OWNER. OWNER shall indemnify, hold harmless and defend UBEM, its affiliates, employees and agents from and against any and all actual claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from or arising out of UBEM’s performance of its duties hereunder; provided, however, OWNER shall not be liable to UBEM, its employees or agents for any actual claims, losses, damages, liabilities or expenses resulting from or arising out of the grossly negligent acts or willful misconduct of UBEM in the performance of its duties hereunder unless such acts were performed by UBEM at the express instruction of OWNER.

27. Indemnification by UBEM. UBEM shall indemnify, hold harmless and defend OWNER, its employees and agents from and against any and all actual claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from or arising out of the grossly negligent acts or willful misconduct of UBEM in the performance of its duties hereunder; provided, however, UBEM shall not be liable to OWNER, its employees and agents for any actual claims, losses, damages, liabilities or expenses resulting from or arising out of acts that are not expressly authorized by this Agreement but that are performed by UBEM under written objection pursuant to the express written instructions of OWNER.

28. Insurance.

(a) Each party warrants to the other party that all such party’s employees shall be covered as required by law by worker’s compensation and unemployment compensation insurance during the term of this Agreement. In addition, each party agrees to maintain, throughout the term of this Agreement, automobile and commercial general liability insurance with combined single limits of not less than $2,000,000. Each party’s policies of commercial general liability insurance shall be endorsed to require at least thirty (30) days advance notice to the other party prior to the effective date of any termination or cancellation of coverage, and shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against the other party. Each party shall cause the other to be named as a named insured on such commercial general liability insurance policies, and each party shall provide a certificate of insurance to the other to establish the coverage maintained by the other party. OWNER waives all rights against UBEM and UBEM’s employees and agents for all losses and damages caused by, arising out of or resulting from any perils or causes of loss if and to the extent covered by OWNER’s commercial general liability insurance policy. UBEM waives all rights against OWNER and OWNER’s employees and agents for all losses and damages caused by, arising out of or resulting from any perils or causes of loss if and to the extent covered by UBEM’s commercial general liability insurance policy.

(b) During the term of this Agreement, OWNER shall purchase and maintain property insurance upon the Plant in such amounts and with such deductibles as OWNER determines to be reasonable. All such property insurance policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against UBEM. OWNER waives all rights against UBEM and its employees and agents for all losses and damages caused by, arising out of or resulting from any perils or causes of loss if and to the extent covered by such property insurance policies.

29. Force Majeure. Any delays in or failure of performance of any of the respective obligations of this Agreement of either party hereto shall not constitute default or give rise to any claims for damages if and to the extent such delays in or failure of performance are caused by occurrences not within the reasonable control or at the fault of the party affected, which, by exercise of due diligence and foresight, could not reasonably have been avoided, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or decree of any governmental authority; utility cable cut; acts of war or terrorism, abnormal severe weather; rebellion or sabotage or damage resulting therefrom; fires; floods; explosion; riots; strikes or other concerted acts of workmen on a regional or national basis; accidents or other casualty. The party rendered unable to fulfill any obligation by reason thereof shall exercise due diligence to remove such inability with all reasonable speed and diligence and in accordance with prudent industry practices. However, the obligation to use due diligence shall not be interpreted to require resolution of labor disputes by acceding to demands of the opposition when such course is inadvisable in the discretion of the party having such difficulty. The party claiming a force majeure event shall give written notice to the other party as promptly as practicable but in no event later than 48 hours following the occurrence of such force majeure event. Without limiting the generality of the foregoing, during the continuance of a force majeure event that prevents UBEM from operating the Plant in substantially the manner contemplated hereby, OWNER shall have the right (but not the obligation) at its discretion to engage a replacement operator to operate the Plant in substantially the manner contemplated hereby for the duration of such force majeure event, provided, that such engagement shall terminate immediately upon UBEM’s availability to operate the Plant.

30. Telephonic and Electronic Communications. UBEM has a company policy in effect with regard to all telephonic and electronic communications, whether said communications are outgoing or incoming. Some UBEM business telephones and other electronic communications systems are customized with centralized recording devices for purposes of improving customer service, improving techniques, eliminating errors and general quality control. Communication systems used primarily to negotiate the sale or purchase of commodities or to discuss commodity futures transactions are recorded and other communications may be recorded.

31. Waivers. No waiver of any breach of any of the terms or conditions of this Agreement shall be held to be a waiver of any other subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

32. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute but one Agreement.

33. Amendment. This Agreement is the entire agreement between the parties relating to the subject matters hereof. Any amendment hereto must be in writing and signed by both parties hereto to come into full force and effect.

34. Survival. All covenants of confidentiality and indemnity contained in this Agreement, and any other provisions of this Agreement which contemplate performance by or continuing obligations of a party beyond the termination or expiration hereof, shall survive and remain in full force and effect notwithstanding any termination or expiration of this Agreement. The termination or expiration of this Agreement shall also not affect any liability or obligation of the parties hereunder which shall have accrued prior to or as a result of such termination, including, but not limited to, any liability for loss or damage on account of breach or default of any term or condition of this Agreement.

35. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first set forth above.

OWNER:

______________________

By:
Name:
Title:

UBEM:

UNITED BIO ENERGY MANAGEMENT, LLC

By:
Name:
Title:

S-1

Exhibit A

Basic Level Benchmarking Services

In the event OWNER, in its sole discretion, requests basic level benchmarking services, on a weekly basis the Plant Manager shall, with the assistance and input of the General Manager, be responsible for compiling data regarding the information below:

Laboratory Data	Production Data
Milling	Grain processed
Cook system	Ethanol produced
Fermentation	Dried Distiller’s Grains produced
Distillation	Wet Distiller’s Grains produced
Evaporation	Energy consumption
Centrifuges	Water Usage
Dryer	Chemical Usage
Wet Feed

On Friday of each week, the Plant Manager shall be responsible for forwarding such data to UBEM in an electronic format. The data shall be reviewed and analyzed and an estimate will be prepared showing the Plant’s operating costs based on the data provided. On the first Friday after the last day of the preceding month, or as soon thereafter as practicable, UBEM shall provide to OWNER a report which summarizes the data from the Plant and evaluates the performance of the same, based on the Plant’s operating costs, and compares the Plant’s data and performance to:

1. The average figures, for the data listed above, and the average operating costs determined from all plants who receive benchmarking services through UBEM; and

2. The performance levels of the plant with the best data and performance among those plants who receive benchmarking services through UBEM.

UBEM shall not be required to disclose to OWNER the identity of the plant with the best performance in any particular period, although UBEM may disclose to OWNER the identity of those plants who receive benchmarking services from UBEM.

At the sole discretion of UBEM, UBEM may change the specific days of the week or month, on which the data is compiled, analyzed and presented to OWNER.

A-1

Exhibit B

Production Bonus

OWNER shall pay UBEM the Production Bonus based upon each gallon of denatured ethanol produced at the Plant in excess of One Hundred Million (100,000,000) gallons during each respective twelve (12) month period following the Substantial Completion Date during the term of this Agreement (each, a “Bonus Period”) or, in the event the term of this Agreement following the Substantial Completion Date includes a period of time which is less than a full twelve (12) months (a “Partial Bonus Period”), for such Partial Bonus Period. The first day of the first Bonus Period shall be deemed to commence on the first day of the calendar quarter which next follows the Substantial Completion Date. For example, if the Substantial Completion Date is September 25, 2005, the first Bonus Period would commence on October 1, 2005 and end on September 30, 2006. The Production Bonus for each respective Bonus Period shall be due and payable in quarterly installments. The amount of the Production Bonus payable to UBEM for each Quarterly Bonus Period shall be calculated under Table 1 below and shall be due and payable within thirty (30) days after the end of such quarter. The amount of the Production Bonus payable to UBEM for the final quarter of each Bonus Period shall equal the amount calculated under Table 2 below less the aggregate amount of the Production Bonus paid to UBEM for the prior quarters in such Bonus Period. In the event the aggregate amount of the Production Bonus paid to UBEM for the prior quarters of any Bonus Period exceeds the amount calculated under Table 2 for the final quarter of such Bonus Period, UBEM shall refund the amount of such excess to OWNER. The payment or refund, as the case may be, for the final quarter of each Bonus Period shall be made within thirty (30) days after the end of such Bonus Period.

Table 1

Quarterly Production	Production Bonus
0 to 25,000,000 gallons	$0
25,000,001 and above	$0.035 per gallon

Table 2

Annual Bonus Period Production	Production Bonus
0 to 100,000,000 gallons	$0
100,000,001 gallons and above	$0.035 per gallon

B-1

The calculation of the quarterly payment of the Production Bonus under Table 1 above shall be based on the number of gallons of denatured ethanol produced at the Plant during the applicable quarter and year. The calculation of the final payment of the Production Bonus under Table 2 shall be based upon the number of gallons of denatured fuel ethanol produced at the Plant during the applicable Bonus Period and year. In the event the term of this Agreement is terminated prior to the end of any Bonus Period for a particular year, the cumulative production for such Partial Bonus Period shall be determined through the date of termination and the payment of the Production Bonus for the quarter which includes such date of termination shall be calculated as if such quarter was the final quarter of such particular year (i.e., the amount calculated under Table 2 above less the aggregate amount of the Production Bonus paid to UBEM for the prior quarters in such Partial Bonus Period for such particular year).

Quarterly Production Bonus Computation Example

Quarterly Production	Gallons Produced	Production Bonus
0 to 25,000,000	9,000,000	$0
25,000,001 and above	27,000,000	$100,000.00

Annual Production Final Bonus Computation Example

Time Period	Gallons Produced		Production Bonus
Quarter 1	27,000,000		$70,000.00
Quarter 2	26,000,000		$35,000.00
Quarter 3	27,000,000		$70,000.00
Quarter 4	27,000,000		$70,000.00
Fiscal Year	107,000,000	Total:	$245,000.00

OWNER shall also pay UBEM a bonus with respect to the period from the Substantial Completion Date up to the first day of the first year’s Bonus Period (the “Interim Period”) in the amount calculated by multiplying (i) $0.035, by (ii) the number of Bonus Gallons, if any. The term “Bonus Gallons” means the number of gallons of denatured ethanol produced at the Plant during the Interim Period which are in excess of the amount determined by multiplying (i) the number of days in the Interim Period, by (ii) 274,725 gallons. Any bonus payable with respect to the Interim Period shall be paid to UBEM by OWNER within thirty (30) days after the end of the Interim Period.

B-2

Exhibit C

ICM License

[Final ICM License to be attached.]

C-1